Exhibit 10.19

WORK AGREEMENT

BETWEEN THE UNDERSIGNED:

The company EXA CORPORATION

A US corporation, the registered office of which is located 450 Bedford Street, Lexington, Massachusetts - MA 02476, USA,

located for the purposes of this agreement at the registered office of the French branch, currently being registered with the Registry of Commerce, of its subsidiary, the company EXA EUROPE INC., a company set up according to the laws of the state of Delaware, the registered office of which is located 1209 Orange Street, Wilmington, Delaware, County of New Castle (USA),

Here represented by Mr. Stephen REMONDI, President and Chief Executive Officer of the company,

Hereinafter referred to as “EXA Corporation” or “the company”

FOR THE FIRST PART,

AND

Mr. Jean-Paul ROUX

living in 78, avenue Anatole France, 92700 Colombes,

a French citizen, the Social security number of whom is

Hereinafter referred to as “Mr. Jean-Paul Roux” or “the employee”

FOR THE SECOND PART

THE FOLLOWING WAS AGREED UPON:

Because of numerous professional travels abroad of the employee, it has been decided to modify Article 5 on “Compensation” of his work agreement as follows.

ARTICLE 5: COMPENSATION

5.1.	The employee will receive an annual base salary (exclusive of commissions) calculated for twelve months of a gross amount of 185 600€, that is 15 466,666€ a month.

5.2	Considering the functions of the employee, it is expressly agreed that the above mentioned salary is lump sum and does not depend upon the duration of work of the employee.

5.3	In addition to this salary, the employee will receive commissions based on the achievement of annual sales objectives. The objectives will be set each year upon mutual agreement between the Hierarchical Supervisory and the employee.

5.4	In addition to this global compensation (base salary and commissions), and to compensate the constraints linked with his travels abroad because of his salaried functions, Mr. Jean-Paul Roux will receive an additional compensation called “expatriation bonus”.

The maximum annual gross amount of the expatriation bonus paid to Mr. Jean-Paul Roux may not exceed 30% of his global compensation.

The calculation of the expatriation bonus will be made according to the table implemented by the company according to the countries of stay:

For travels in Europe:

a gross amount of 600 euros per day abroad.

For travels on all the other continents:

a gross amount of 900 euros per day abroad.

The expression “day abroad” means any day of fraction of day, which will be considered as a full day, whether it is a working day, a worked day, a Sunday, a legal holiday, as well as the days or parts of days used travelling within the travelling period.

The travels made abroad by Mr. Jean-Paul Roux because of periodical internal meetings of the company or the group will not be eligible to the expatriation bonus.

In practice, Mr. Jean-Paul Roux will be paid a lump sum as an advance on his expatriation bonus of a monthly gross amount of 932 euros. The amount of this advance may be modified over time, without the necessity to sign an amendment to his work agreement.

At the end of each civil year, a precise calculation will be made of the effective days of travel, and the expatriation bonus will be regularised, leading, if need be, to an additional payment within the first months of the following year.

For each mission abroad, a photocopy of the justifications (expense notes, plane tickets, professional diary, etc.) will need to be kept by Mr. Jean-Paul Roux. The company will keep an updated document of all travels of Mr. Jean-Paul Roux.

The parties expressly agree that the current amendment is included in the work agreement for an indeterminate period of time and is not separated from it.

This amendment will come into force on January 1, 2004.

Done in On In two copies the 1st of JANUARY 2009.

/s/ Stephen Remondi	/s/ Jean-Paul Roux
Mr. Stephen REMONDI For EXA CORPORATION	Mr. Jean Paul ROUX

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